Donna F. Zarcone
President and Chief Operating Office,
Harley-Davidson Financial Services, Inc
150 S. Wacker Drive, Suite 3100
Chicago, IL 60606

February 1, 2005

Securities & Exchange Commission
Attention: Ownership Reports
450 Fifth Street, N.W.
Washington, D.C. 20549

To Whom It May Concern:

I authorize the following officers of CIGNA Corporation to sign and file Forms 3, 4 and 5 (and any amendments to those forms) on my behalf to report my beneficial ownership of and transactions in securities issued by that company:

Judith E. Soltz, Executive Vice President and General Counsel

Carol J. Ward, Corporate Secretary and Compliance Officer

This authorization shall remain in effect until I notify you otherwise.

Sincerely,

Donna F. Zarcone

Donna F. Zarcone